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PNC BANK CORP. AND SUBSIDIARIES                                     EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
 TO COMBINED FIXED CHARGES

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
                                                Three months
                                                       ended                             Year ended December 31
                                                   March 31,    ------------------------------------------------------------------
Dollars in thousands                                    1998          1997          1996          1995          1994          1993
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
EARNINGS
Income before taxes and cumulative effect of
     changes in accounting principles             $  405,079    $1,618,599    $1,527,551    $  627,012    $1,209,916    $1,140,487
Fixed charges excluding interest on deposits         301,208     1,171,648     1,096,893     1,487,279      1,104,57       704,228
                                                  --------------------------------------------------------------------------------
     Subtotals                                       706,287     2,790,247     2,624,444     2,114,291     2,314,489     1,844,715
Interest on deposits                                 361,522     1,456,587     1,428,771     1,551,816     1,159,242     1,005,658
                                                  --------------------------------------------------------------------------------
     Total                                        $1,067,809    $4,246,834    $4,053,215    $3,666,107    $3,473,731    $2,850,373
                                                  ================================================================================

FIXED CHARGES
Interest on borrowed funds                        $  292,362    $1,098,365    $1,064,847    $1,455,069    $1,070,565    $  676,319
Interest component of rentals                          8,614        29,312        29,839        31,283        32,247        26,491
Amortization of notes and debentures                     219           833           816           927         1,761         1,418
Distributions on Mandatorily Redeemable
     Capital Securities of Subsidiary Trust               13        43,138         1,391
                                                  --------------------------------------------------------------------------------
     Subtotal                                        301,208     1,171,648     1,096,893     1,487,279     1,104,573       704,228
Interest on deposits                                 361,522     1,456,587     1,428,771     1,551,816     1,159,242     1,005,658
                                                  --------------------------------------------------------------------------------
     Total                                        $  662,730    $2,628,235    $2,525,664    $3,039,095    $2,263,815    $1,709,886
                                                  ================================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                          2.34x         2.38x         2.39x         1.42x         2.10x         2.62x
Including interest on deposits                          1.61          1.62          1.60          1.21          1.53          1.67
==================================================================================================================================
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